Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statements on Forms S-3 (Nos. 333-103451 and 333-125276) and related Prospectuses and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. and to the incorporation by reference therein of our report dated March 10, 2006, with respect to the consolidated balance sheets of Remington Oil and Gas Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, included in this Current Report on Form 8-K dated July 5, 2006 filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Dallas, Texas
June 30, 2006